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                                                                      EXHIBIT 23


                          Independent Auditors' Consent


     The Administrative Committee of SUPERVALU INC., and
     SUPERVALU INC.:


     We consent to incorporation by reference in the Registration Statement (No. 333-10151) on Form S-8 of SUPERVALU INC., of our report dated August 7, 2002, relating to the statements of net assets available for plan benefits of the SUPERVALU Pre-tax Savings and Profit Sharing Plan as of February 28, 2002 and February 28, 2001, and the related statements of changes in net assets available for plan benefits for the fiscal years then ended which report appears in the annual report on Form 11-K of the SUPERVALU Pre-tax Savings and Profit Sharing Plan for the fiscal year ended February 28, 2002.



     /s/ KPMG LLP

     Minneapolis, Minnesota
     August 21, 2002